Exhibit 99.1

Press Release Dated July 18, 2018

NEWS RELEASE

July 18, 2018

Farmers Capital Bank Corporation Announces Second Quarter Earnings

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) reported net income of $5.8 million or $.78 per common share for the second quarter and $11.5 million or $1.53 per common share for the six months ended June 30, 2018. Net income for the current quarter is up $206 thousand or 3.7% compared to the quarter ended March 31, 2018 and $1.4 million or 30.5% compared to the second quarter of 2017. On a per common share basis, this represents an increase of $.03 and $.18, respectively. Net income for the current six months compared to the year ago period is up $3.7 million or 47.1%, which represents an increase of $.49 per common share.

Non-GAAP adjusted net income for the three and six months ended June 30, 2018 was $6.2 million or $.83 per common share and $11.9 million or $1.58 per common share, respectively. For the linked quarter, non-GAAP adjusted net income was $5.7 million or $.75 per common share. Non-GAAP adjusted net income for 2018 excludes expenses related to the Company’s agreement and plan of merger with and into WesBanco, Inc. (“WesBanco”) announced during the second quarter of 2018. For the first six months of 2017, non-GAAP adjusted net income was $8.1 million or $1.08 per common share, which excludes expenses related to consolidation of the Company’s subsidiaries. There were no non-GAAP adjustments to net income for the second quarter of 2017. Refer to the heading captioned “Use of Non-GAAP Financial Measures” for a reconciliation of non-GAAP financial measures.

“At quarter-end loans were $1.06 billion, up $28.7 million or 2.8% from first quarter and the highest level since the fourth quarter of 2011,” says Lloyd C. Hillard, Jr., President and Chief Executive Officer of the Company. “Our loan portfolio has grown in each of the last four quarters, up $75.2 million or 7.6% over that period of time with commercial loans making up nearly 40% of that growth.”

“Nonperforming assets are down $730 thousand or 3.6%, led by a decline in repossessed real estate of $1.1 million or 20.8% during the quarter,” continues Mr. Hillard. “While nonaccrual loans edged up $383 thousand or 10.3%, performing restructured loans decreased $57 thousand or 0.5%. The ratio of nonperforming assets to total assets held steady at 1.2% during the quarter.”

A summary of nonperforming assets follows for the periods indicated.

(In thousands)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Nonaccrual loans	$4,102	$3,719	$3,887	$3,949	$4,427
Loans 90 days or more past due and still accruing	-	-	-	32	2
Restructured loans	11,365	11,422	11,482	22,276	22,415
Total nonperforming loans	15,467	15,141	15,369	26,257	26,844

Other real estate owned	4,031	5,087	5,489	6,106	6,187
Other foreclosed assets	-	-	-	-	-
Total nonperforming assets	$19,498	$20,228	$20,858	$32,363	$33,031

Farmers Capital Bank Corporation  *  Page 1 of 8

	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Ratio of total nonperforming loans to total loans	1.5%	1.5%	1.5%	2.6%	2.7%
Impact of restructured loans	(1.1)	(1.1)	(1.1)	(2.2)	(2.3)
Ratio, excluding restructured loans	0.4%	0.4%	0.4%	0.4%	0.4%

Ratio of total nonperforming assets to total assets	1.2%	1.2%	1.2%	1.9%	2.0%
Impact of restructured loans	(0.7)	(0.7)	(0.6)	(1.3)	(1.4)
Ratio, excluding restructured loans	0.5%	0.5%	0.6%	0.6%	0.6%

Activity during the current quarter for nonaccrual loans, restructured loans, and other real estate owned follows:

(In thousands)	Nonaccrual Loans	Restructured Loans	Other Real Estate Owned
Balance at March 31, 2018	$3,719	$11,422	$5,087
Additions	892	-	-
Principal paydowns	(403)	(57)	-
Transfers to other real estate owned and other changes, net	-	-	22
Charge-offs/write-downs	(106)	-	(462)
Proceeds from sales	-	-	(583)
Net loss on sales	-	-	(33)
Balance at June 30, 2018	$4,102	$11,365	$4,031

Nonaccrual loans increased $383 thousand or 10.3% in the linked quarter comparison driven by the addition of one credit relationship of $549 thousand secured by commercial real estate. Sales of repossessed real estate (“OREO”) during the quarter include two larger-balance real estate development properties with a total carrying value of $526 thousand and a related loss of $57 thousand. Impairment charges during the quarter include $439 thousand related to a real estate development property written down to its estimated fair value less cost to sell due to an updated appraisal being obtained.

The allowance for loan losses was $10.0 million or 0.94% of loans outstanding at June 30, 2018. At March 31, 2018 and December 31, 2017 the allowance for loan losses was $9.7 million or 0.94% of loans outstanding and $9.8 million or 0.94% of loans outstanding, respectively. Net loan recoveries were $126 thousand in the current three months compared with $226 thousand in the linked quarter.

Second Quarter 2018 Compared to First Quarter 2018

●

The Company reported net income of $5.8 million or $.78 per common share for the second quarter of 2018, up $206 thousand or $.03 per common share compared to $5.6 million or $.75 per common share in the linked quarter. Net interest income and noninterest income increased $509 thousand or 3.5% and $772 thousand or 14.8%, respectively. Noninterest expenses and the provision for loan losses were up $544 thousand or 4.1% and $388 thousand, respectively, in the comparison.

●

Non-GAAP adjusted net income was $6.2 million or $0.83 per common share for the current quarter and $5.7 million or $.75 per common share for the linked quarter. Non-GAAP adjusted net income excludes after-tax merger expenses of $369 thousand and $27 thousand for the current and linked quarters, respectively. Refer to the heading captioned “Use of Non-GAAP Financial Measures” for a reconciliation of non-GAAP financial measures.

●

Net interest income was up $509 thousand or 3.5% compared with the linked quarter. The increase was driven by higher interest income of $588 thousand or 3.8%, partially offset by higher interest expense of $79 thousand or 8.9%. Interest income on loans was up $569 thousand or 4.6%, due to a combination of a rising interest rate environment, higher loan volume, and loan fees. Interest income on investment securities declined $28 thousand or 1.1% in the comparison. Interest expense on deposits increased $28 thousand or 4.8%. Higher rates paid on interest bearing deposits during the current quarter were partially offset by lower average balances. Interest expense on borrowed funds is up $51 thousand or 16.9%, primarily due to a 58 basis point increase in the average rate paid on subordinated notes payable.

Farmers Capital Bank Corporation  *  Page 2 of 8

●

Net interest margin was 3.88% for the current quarter, an increase of twelve basis points from 3.76% in the linked quarter. Net interest spread was 3.77% and 3.66% in the current and linked quarters, respectively. Overall cost of funds increased three basis points to 0.36%. The average rate paid on interest bearing deposits is up two basis points to 0.25%.

●

The Company recorded a provision for loan losses of $127 thousand for the current quarter compared to a credit to the provision of $261 thousand for the linked quarter. The provision for the current quarter was driven by loan portfolio growth of $28.7 million or 2.8% during the quarter, partially offset by a decline in specific reserves on impaired loans of $131 thousand and net recoveries of $126 thousand. While nonaccrual loans edged up, performing restructured, watch list, and impaired loans each declined compared with the linked quarter.

●

Noninterest income was $6.0 million for the current quarter, up $772 thousand or 14.8% in the comparison. The increase was primarily due to an $808 thousand net gain on the sale of 7,672 shares of VISA Class B stock during the current quarter. Nondeposit service charges, commissions, and fees were up $118 thousand or 8.6%, driven by higher interchange fees of $90 thousand or 10.9% due to typically low seasonal activity in the first quarter.

●

Trust income declined $94 thousand or 11.9% in the comparison, due mainly to $87 thousand in tax preparation fees related to fiduciary returns in the linked quarter. Income from company-owned life insurance was down $80 thousand or 27.3% due primarily to a $67 thousand tax-free death benefit received in excess of the cash surrender value in the linked quarter.

●

Noninterest expenses were $13.7 million for the current quarter, which includes $467 thousand of expenses related to the merger. Compared to the linked quarter, noninterest expenses were up $544 thousand or 4.1%. The increase is primarily due to higher expenses related to repossessed real estate of $405 thousand, which was driven by higher write-downs of $429 thousand in the comparison. Legal and consultant fee expenses in the current quarter include $384 thousand related to the merger, partially offset by a recovery of $110 thousand. Equipment expenses increased $77 thousand or 12.8%, primarily due to higher software costs and depreciation.

●

Components of noninterest expenses that declined in the comparison include salary and employee benefit expense of $80 thousand or 1.1% and net occupancy expenses of $77 thousand or 6.1%. Salaries and related payroll taxes were down $54 thousand or 0.9% and employee benefits declined $51 thousand or 4.5% driven by lower claims activity related to the Company’s self-funded health insurance plan. The decrease in net occupancy expenses was driven by lower building maintenance expense of $45 thousand.

●

Income tax expense was $1.3 million for the second quarter of 2018, an increase of $143 thousand compared to $1.2 million for the first quarter of 2018. The effective income tax rate for the current quarter was 18.2% compared to 17.1% for the linked quarter. The increase in effective tax rate is mainly attributed to a higher mix of taxable versus tax-exempt sources of revenue in the current quarter.

Second Quarter 2018 Compared to Second Quarter 2017

●

The Company recorded net income of $5.8 million or $.78 per common share for the second quarter of 2018, an increase of $1.4 million or $.18 per common share compared to net income of $4.5 million or $.60 per common share for the year-ago quarter. The increase in net income is primarily attributed to higher net interest income and noninterest income of $1.0 million or 7.3% and $871 thousand or 17.1%, respectively. The provision for loan losses and noninterest expenses were up $626 thousand and $316 thousand, respectively, in the comparison.

●

Non-GAAP adjusted net income was $6.2 million or $0.83 per common share for the current quarter. Non-GAAP adjusted net income excludes after-tax merger expenses of $369 thousand. There were no non-GAAP adjustments to net income for the second quarter of 2017. Refer to the heading captioned “Use of Non-GAAP Financial Measures” for a reconciliation of non-GAAP financial measures.

●

The increase in net interest income of $1.0 million was driven by higher interest income of $1.1 million or 7.4%, partially offset by higher interest expense of $85 thousand or 9.6%. Interest income on loans was up $932 thousand or 7.7%, due primarily to higher loan volume and a rising interest rate environment. Interest income on investment securities was down $91 thousand or 3.6% primarily due to a decline in balances related to the tax-free portion of the portfolio. Interest expense on deposits was up $91 thousand or 17.4%, while interest expense on borrowed funds declined $6 thousand or 1.7%. The average rate paid on interest bearing deposits is up four basis points to 0.25%, led by interest bearing demand deposits.

Farmers Capital Bank Corporation  *  Page 3 of 8

●

Net interest margin was 3.88% for the current quarter, up 19 basis points compared with 3.69% a year earlier. Net interest spread was 3.77% and 3.60% in the current and year-ago quarters, respectively. Overall cost of funds increased four basis points to 0.36%.

●

The company recorded a provision for loan losses of $127 thousand for the current quarter compared to a credit to the provision of $499 thousand for the year-ago quarter. The provision for the current quarter was driven by loan portfolio growth of $28.7 million or 2.8% during the quarter, partially offset by a decline in specific reserves on impaired loans of $131 thousand and net recoveries of $126 thousand. The credit in the second quarter of 2017 was driven by net recoveries of $214 thousand and a decline in specific reserves on impaired loans of $273 thousand or 8.7% during the quarter. Nonperforming, watch list, and impaired loans each declined compared with the year-ago quarter. Historical loss rates continued to improve as lower recent charge-off activity has replaced higher levels that had been included in the early part of the Company’s look-back period used in its allowance for loan losses methodology.

●

Noninterest income was $6.0 million for the current quarter, up $871 thousand or 17.1% in the comparison. The increase in noninterest income was primarily due to an $808 thousand net gain on the sale of 7,672 shares of VISA Class B stock during the current quarter. Nondeposit service charges, commissions, and fees were up $162 thousand or 12.2%, driven by higher interchange fees of $109 thousand or 13.5% due to higher transaction volume as well as an increase in the rate earned on certain transactions. During the first quarter of 2018, the Company condensed its debit payments networks into a single network, which resulted in higher rates earned on certain PIN/POS transactions.

●

Service charges and fees on deposits declined $115 thousand or 5.7% primarily due to lower dormant fees of $84 thousand or 12.8%. Net gains on the sale of mortgage loans were down $85 thousand or 45.0%, mainly due to lower volume of $4.0 million or 57.6%, partially offset by an increase in fees earned per loan sold beginning in 2018.

●

Noninterest expenses were $13.7 million for the current quarter, which includes $467 thousand of expenses related to the merger. Compared to the year-ago quarter, noninterest expenses were up $316 thousand or 2.4%. Expenses related to repossessed real estate increased $196 thousand or 60.1% driven by higher write-downs of $222 thousand in the comparison. Legal and consultant fee expenses in the current quarter include $384 thousand related to the merger. Equipment expenses increased $79 thousand or 13.2%, primarily due to higher software costs and depreciation.

●

Bank franchise taxes declined $84 thousand compared to the year-ago quarter due primarily to a lower tax base. Salary and employee benefit expense was down $65 thousand or 0.9%. Salaries and related payroll taxes were down $133 thousand or 2.2%. Employee benefits were up $88 thousand or 8.8% driven by higher claims activity related to the Company’s self-funded health insurance plan.

●

Income tax expense was $1.3 million for the current quarter, a decrease of $419 thousand compared to $1.7 million for the second quarter of 2017. The effective income tax rate for the current quarter was 18.2% compared to 27.8% for the year-ago quarter. Tax expense and the effective tax rate declined as a result of the decrease in Federal tax rates that went into effect in 2018.

Six-month Comparison

●

Net income was $11.5 million for the first six months of 2018, an increase of $3.7 million or 47.1% compared to $7.8 million for the first six months of 2017. On a per common share basis, net income was $1.53, up $.49 or 47.1% in the comparison. Net interest income in the comparison was up $2.0 million and the provision for loan losses declined $215 thousand. Noninterest income increased $821 thousand and noninterest expenses were down $95 thousand.

●

Non-GAAP adjusted net income was $11.9 million or $1.58 per common share and $8.1 million or $1.08 per common share for the six months ended June 30, 2018 and 2017, respectively. Non-GAAP adjusted net income excludes after-tax merger expenses of $396 thousand for the current six months and after-tax consolidation expenses of $307 thousand for the year-ago period. Refer to the heading captioned “Use of Non-GAAP Financial Measures” for a reconciliation of non-GAAP financial measures.

●

The $2.0 million or 7.3% increase in net interest income was driven by higher interest income of $2.1 million or 7.1%, partially offset by higher interest expense of $56 thousand or 3.1%. Interest income on loans was up $1.7 million or 7.0%, due primarily to higher loan volume and a rising interest rate environment. Interest income on investment securities was down $82 thousand or 1.6% primarily due to a decline in balances related to the tax-free portion of the portfolio. Interest expense on deposits increased $144 thousand or 13.6%. The average rate paid on interest bearing deposits is up three basis points to 0.24%. Interest expense on borrowed funds declined $88 thousand or 11.9%., primarily due to the maturity of Federal Home Loan Bank borrowings during the third quarter of 2017 in the amount of $10.0 million, partially offset by an 89 basis point increase in the average rate paid on subordinated notes payable.

Farmers Capital Bank Corporation  *  Page 4 of 8

●

Net interest margin was 3.82% for the first six months of 2018, up 18 basis points compared with 3.64% a year earlier. Net interest spread was 3.72% and 3.55% in the current and year-ago periods, respectively. Overall cost of funds increased one basis point to 0.34%.

●

The company recorded a credit to the provision for loan losses of $134 thousand in the current six-months and a provision of $81 thousand in the first six months of 2017. The current period credit was driven by net recoveries of previously charged-off loans of $352 thousand and a decline in specific reserves on impaired loans of $140 thousand, partially offset by loan portfolio growth of $29.0 million or 2.8% during the period. Nonperforming, watch list, and impaired loans each declined in the comparison. Historical loss rates continued to improve as a result of lower recent charge-off activity.

●

Noninterest income was $11.2 million, up $821 thousand or 7.9% in the comparison. The increase was primarily due to an $808 thousand net gain on the sale of 7,672 shares of VISA Class B stock in the current six months. Nondeposit service charges, commissions, and fees were up $162 thousand or 6.0%, driven by an increase in interchange fees of $155 thousand or 9.7% due to higher transaction volume as well as an increase in the rate earned on certain transactions. During the first quarter of 2018, the Company condensed its debit payments networks into a single network, which resulted in higher rates earned on certain PIN/POS transactions. Trust income was up $154 thousand or 11.6% due primarily to a revision of fee schedules following the consolidation of the Company’s subsidiaries in 2017 and an increase in the market value of accounts.

●

Service charges and fees on deposits declined $161 thousand or 4.1%, primarily related to lower dormant fees of $157 thousand or 11.9%. Net gains on the sale of mortgage loans were down $144 thousand or 42.0%, mainly due to lower volume of $8.0 million or 59.8%, partially offset by an increase in fees earned per loan sold beginning in 2018. The current six month period also includes a net unrealized loss on equity securities of $79 thousand related to the adoption of a new accounting standard at the beginning of 2018, which requires equity investments to be measured at fair value with changes in the fair value recognized through net income.

●

Noninterest expenses were $26.8 million in the current six months, which include $501 thousand related to the WesBanco merger discussed above. Compared to the first six months of 2017, noninterest expenses were down $95 thousand or 0.4%. The decrease was driven by lower salaries and employee benefit expenses of $435 thousand or 2.8%.

●

Salaries and related payroll taxes were down $435 thousand or 3.5%, driven by a reduction in workforce and related retention bonuses of $201 thousand paid during the second quarter of 2017. Salaries and employee benefit expenses for the first six months of 2017 also include $301 thousand of severance pay expense related to the consolidation of the Company’s subsidiaries. Employee benefits were up $219 thousand or 10.9% driven by higher claims activity related to the Company’s self-funded health insurance plan of $141 thousand or 6.4%.

●

The first quarter of 2017 includes a curtailment gain of $417 thousand (recorded in other noninterest expense) and prior service costs of $66 thousand (recorded in salaries and employee benefits) for a net gain of $351 thousand as a result of the Company revaluing its postretirement benefits plan liability due to a reduction in workforce.

●

Data processing and communications expense declined $248 thousand or 10.4%, primarily due to $127 thousand related to the consolidation of subsidiaries in the first quarter of 2017. Bank franchise taxes decreased $141 thousand or 12.1% due primarily to a lower tax base and a refinement to the accrual.

●

Repossessed real estate expenses increased $239 thousand or 59.8% as a result of a net loss on the sale of property of $76 thousand compared to a net gain of $72 thousand in the prior year, increased write-downs of $145 thousand or 52.2%, partially offset by lower maintenance and operating costs of $54 thousand or 44.3%. Legal and consultant fee expenses in the current period include $384 thousand related to the merger. Equipment expenses were up $127 thousand or 11.0%, driven by higher software costs and depreciation. Net occupancy expenses increased $82 thousand or 3.5%, driven by higher building maintenance expense of $108 thousand.

●

Income tax expense was $2.5 million for the current six months, a decrease of $535 thousand compared to $3.0 million for 2017. The effective income tax rates were 17.7% and 27.7% for the current and year-ago periods, respectively. Tax expense and the effective tax rate declined as a result of the decrease in Federal tax rates that went into effect in 2018.

Farmers Capital Bank Corporation  *  Page 5 of 8

Balance Sheet

●

Total assets were $1.6 billion at June 30, 2018, a decrease of $54.0 million or 3.2% from March 31, 2018. Cash and cash equivalents declined $60.0 million or 39.1%. Investment securities are down $22.8 million or 5.6%.

●

Loans were up $28.7 million, or 2.8%, despite several early payoffs of larger-balance loans totaling $6.1 million. The increase in the loan portfolio was driven by commercial loans, followed by loans secured by commercial real estate and residential real estate.

●

The allowance for loan losses was $10.0 million or 0.94% of loans outstanding at June 30, 2018 compared with $9.7 million or 0.94% at March 31, 2018. The increase in the allowance was the result of the provision for loan losses of $127 thousand and net recoveries of $126 thousand during the quarter. Net loan recoveries as a percentage of outstanding loans were 0.01% in the current quarter.

●

Total nonperforming assets were $19.5 million, a decrease of $730 thousand or 3.6% for the quarter. Nonperforming loans were up $326 thousand or 2.2% during the quarter. Nonaccrual loans edged up $383 thousand or 10.3%, while performing restructured loans decreased $57 thousand or 0.5%. The ratio of nonperforming loans to loans outstanding is 1.5%, unchanged from the prior quarter. Performing restructured loans make up 73.5% of nonperforming loans.

●

At quarter-end, OREO was $4.0 million, a decrease of $1.1 million from the prior quarter. OREO with an aggregate carrying value of $606 thousand was sold during the quarter with a related loss of $33 thousand. Impairment charges to adjust carrying amounts to their estimated fair value less cost to sell totaled $462 thousand.

●

Total deposits were $1.3 billion at quarter-end, down $59.3 million or 4.3% in the linked quarter comparison. Noninterest bearing deposits declined $18.0 million, driven by a temporary deposit of $12.3 million received at the end of the previous quarter which was subsequently transferred out of the account at the beginning of the current quarter. Interest bearing deposits declined $41.3 million, driven by fluctuations in public funds. In recent years, the trend for the Company is for total deposits to be lower in the second quarter when compared to the first quarter.

●	Securities sold under agreements to repurchase increased $189 thousand or 0.6% during the quarter to $33.5 million. Other borrowings decreased $44 thousand or 0.1% to $36.9 million at June 30, 2018.
●

Shareholders’ equity was $198 million, up $3.9 million or 2.0% for the quarter. The increase was primarily due to net income of $5.8 million, partially offset by other comprehensive loss of $1.1 million and dividends declared on common stock of $940 thousand. The other comprehensive loss resulted from a decline in the market value adjustment related to the available for sale investment securities portfolio, which was driven by overall increases in market interest rates during the quarter.

●

On a consolidated basis, the Company’s regulatory capital levels remain in excess of “well-capitalized” as defined by bank regulators. Likewise, the regulatory capital for the Company’s subsidiary bank, United Bank & Capital Trust Company, exceeds “well-capitalized.”

Use of Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with the accounting principles generally accepted in the United States of America (“GAAP”), the financial information in this release contains non-GAAP financial measures, including adjusted net income and adjusted net income per common share. Adjusted net income and adjusted net income per common share reflect adjustments for expenses in connection with the Company’s agreement and plan of merger with and into WesBanco, announced during the second quarter of 2018. Additionally, adjusted net income and adjusted net income per common share exclude expenses related to the Company’s consolidation and integration of its subsidiaries announced during the third quarter of 2016 and completed in February 2017. Management believes providing these non-GAAP adjusted financial measures, combined with the primary GAAP presentation of net income and net income per common share, to be useful for investors to understand the Company’s results of operations in comparison to prior periods. It also considers them to be important supplemental measures of the Company’s performance. The non-GAAP financial measures should not be considered superior to, or a substitute for, financial measures calculated in accordance with GAAP. A reconciliation of non-GAAP adjusted net income and non-GAAP adjusted net income per common share is included in the tables below.

Farmers Capital Bank Corporation  *  Page 6 of 8

The Company’s methods for determining these non-GAAP financial measures may differ from the methods used by other companies for these or similar non-GAAP financial measures. Accordingly, these non-GAAP financial measures may not be comparable to methods used by other companies.

Reconcilement of Non-GAAP Financial Measures

(In thousands, except per share data)
	Three Months Ended			Six Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017

Net income	$5,847	$5,641	$4,482	$11,488	$7,811
Adjustments:
Noninterest expense[1]
Severance costs	-	-	-	-	195
Data processing and systems integration	3	-	-	3	95
Legal and consulting fees	304	-	-	304	-
Other	62	27	-	89	17
Adjusted net income	$6,216	$5,668	$4,482	$11,884	$8,118

Basic and diluted net income per common share	$.78	$.75	$.60	$1.53	$1.04
Adjustments:
Noninterest expense[1]
Severance costs	-	-	-	-	.03
Data processing and systems integration	-	-	-	-	.01
Legal and consulting fees	.04	-	-	.04	-
Other	.01	-	-	.01	-
Adjusted basic and diluted net income per common share	$.83	$.75	$.60	$1.58	$1.08

1All noninterest expense adjustments are net of tax using the marginal corporate Federal tax rate of 21% for 2018 and 35% for 2017.

Farmers Capital Bank Corporation is a bank holding company with one bank subsidiary, United Bank & Capital Trust Company. The Company is headquartered in Frankfort, Kentucky and operates 34 banking locations in 21 communities throughout Central and Northern Kentucky, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol: FFKT.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, retention of key personnel, and the capability of the Company to successfully enter into, close, and realize the benefits of anticipated transactions. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission (“SEC”) could also impact current expectations. For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Farmers Capital Bank Corporation  *  Page 7 of 8

Consolidated Financial Highlights-Unaudited

(In thousands, except per share data)
	Three Months Ended			Six Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Interest income	$15,932	$15,344	$14,830	$31,276	$29,209
Interest expense	966	887	881	1,853	1,797
Net interest income	14,966	14,457	13,949	29,423	27,412
Provision for loan losses	127	(261)	(499)	(134)	81
Net interest income after provision for loan losses	14,839	14,718	14,448	29,557	27,331
Noninterest income	5,973	5,201	5,102	11,174	10,353
Noninterest expenses	13,662	13,118	13,346	26,780	26,875
Income before income tax expense	7,150	6,801	6,204	13,951	10,809
Income tax expense	1,303	1,160	1,722	2,463	2,998
Net income	$5,847	$5,641	$4,482	$11,488	$7,811

Basic and diluted net income per common share	$.78	$.75	$.60	$1.53	$1.04
Cash dividends declared per common share	.125	.125	.10	.25	.20

Averages
Loans, net of unearned interest	$1,041,521	$1,036,527	$983,139	$1,039,038	$979,063
Total assets	1,651,715	1,668,707	1,660,207	1,660,164	1,663,561
Deposits	1,358,658	1,376,328	1,362,179	1,367,444	1,367,111
Shareholders’ equity	194,862	192,964	190,758	193,918	188,267

Weighted average common shares outstanding – basic and diluted	7,520	7,518	7,512	7,519	7,511

Return on average assets	1.42%	1.37%	1.09%	1.40%	.95%
Return on average equity	12.04%	11.86%	9.45%	11.95%	8.37%

	June 30, 2018	March 31, 2018	December 31, 2017
Cash and cash equivalents	$93,246	$153,221	$120,408
Investment securities	384,389	407,213	427,617
Loans, net of allowance of $10,001, $9,748, and $9,783	1,054,214	1,025,721	1,025,480
Other assets	100,113	99,832	100,367
Total assets	$1,631,962	$1,685,987	$1,673,872

Deposits	$1,334,787	$1,394,091	$1,379,903
Securities sold under agreements to repurchase	33,532	33,343	34,252
Other borrowings	36,898	36,942	36,985
Other liabilities	28,853	27,583	29,379
Total liabilities	1,434,070	1,491,959	1,480,519

Shareholders’ equity	197,892	194,028	193,353
Total liabilities and shareholders’ equity	$1,631,962	$1,685,987	$1,673,872

End of period tangible book value per common share[1]	$26.31	$25.80	$25.72
End of period per common share closing price	52.10	39.95	38.50

1Represents total common equity less intangible assets divided by the number of common shares outstanding at the end of the period.

Farmers Capital Bank Corporation  *  Page 8 of 8